Exhibit 10.40
Vanda Pharmaceuticals Inc.
December 16, 2010
John Feeney, M.D.
c/o Vanda Pharmaceuticals Inc.
9605 Medical Center Drive
Rockville, MD 20850
Dear John:
          You and Vanda Pharmaceuticals, Inc. (the “Company”) entered into an employment agreement as of May 22, 2009, (the “Employment Agreement”). To avoid potential adverse tax consequences imposed by Section 409A of the Internal Revenue Code of 1986, as amended, the Employment Agreement is hereby further amended as follows:
          Section 6(b)(i) of the Employment Agreement is hereby amended and restated as follows:
          (i) Base Compensation. His Base Compensation for a period of 12 months following the Separation (the “Continuation Period”). Such Base Compensation shall be paid at the rate in effect at the time of the Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments shall commence on the Company’s first payroll that occurs on or following the 61st day after the Employee’s Separation, provided that the release of claims described in Section 6(a) has become effective on or prior to the 60th day after the Employee’s Separation. Once such salary continuation payments commence, the first installment thereof will include all amounts that would have been paid had such payments commenced on the Separation date.
          Section 6(b)(ii) of the Employment Agreement is hereby amended and restated as follows:
          (ii) Target Bonus. An amount equal to his Annual Target Bonus at the rate in effect at the time of the Separation. Such amount shall be payable in a lump sum on the Company’s first payroll that occurs on or following the 61st day after the Employee’s Separation, provided that the release of claims described in Section 6(a) has become effective on or prior to the 60th day after the Employee’s Separation.

John Feeney, M.D.
December 16, 2010

          You may indicate your agreement with this amendment of the Employment Agreement by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. This letter agreement may be executed in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

Very truly yours, Vanda Pharmaceuticals Inc.
By:	/s/ James P. Kelly 12/16/10

Title:	SVP & CFO

I have read and accept this amendment:

/s/ John Feeney, M.D.

John Feeney, M.D.

Dated:	16 Dec 2010